STOCK PURCHASE AGREEMENT

by and among

AIROBOTICA SERVICES PRIVATE LIMITED,

SHAIK RASOOL

and

MPHASE TECHNOLOGIES, INC.

dated as of April 19, 2019

TABLE OF CONTENTS

Page

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 19 day of April 2019, by and among mPhase Technologies, Inc., a New Jersey Corporation with an address at 9841 Washingtonian Boulevard, Suite 390 Gaithersburg Maryland 20878 (the "Purchaser"), AiRobotica Services Private Limited, an Indian corporation with offices at Akshay Tech Park, 4th Floor, EPIP Zone, Whitefield, Bangalore-560066 (INDIA) (the "Company"), and Mahammad Rasool Shaik and Ibrahim Khaleel Shaik (collectively, the "Seller"). Each of the Purchaser, the Seller and the Company are a "party" to this Agreement, and one or more of them are the "parties" hereto as the context may require.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company (the "Shares");

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Seller has entered into an employment agreement with the Purchaser or one of its Affiliates, in the form attached hereto as Exhibit A (the "Employment Agreement").[1]

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. PURCHASE AND SALE AND CLOSING

1.1 Sale. Subject to the terms and conditions of this Agreement, the Seller hereby sells, transfers, assigns and delivers the Shares to the Purchaser, and the Purchaser purchases and acquires the Shares from the Seller.

1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser for the Shares shall be determined as follows:

(a) Seller will be granted $2,500,000 US dollars (approximately ₹17.75 crore Rupees) in Common Stock ("Seller Stock") of Buyer to be vested over two years; $1,250,000 on each twelve-month anniversary subject to a pro rata reduction of such payment if such annual targets are not achieved in full as provided in Exhibit B. Such Securities are being sold pursuant to Regulation S of the Securities Act of 1933 of the United States laws and may not be resold in the United States unless a Registration Statement is filed by the Company with the United States

[1] Note to Draft: The Employment Agreement will have a ten-year term with a base salary of ₹30,00,000 per annum and will be subject to adherence of Company and Purchaser policies.

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Securities and Exchange Commission or another applicable exemption from registration is available.

(b) The Purchaser shall fund the Company at least $2,400,000 USD (approximately ₹17.04 crore Rupees) to be paid in quarterly increments of $300,000, in arrears, from Closing Date based upon the achievement of quarterly revenue targets as provided in Exhibit B (subject to a pro rata reduction of such payment if such quarterly targets are not achieved in full). The funding may be in a form of capital contributions, trade facilities and/or guarantees of the Company's obligations to third parties; and

(c) The Seller confirms there are no more than ₹2 crore Rupees worth of outstanding liabilities of the Company. Upon review, Purchaser shall permit the payment of approved labilities by Company from the funds paid by Purchaser within the first 12 months provided Seller meets is performance obligations under Exhibit B.

1.3 Closing. The parties shall consummate the transactions contemplated by this Agreement (the "Closing") on the date hereof (such date, the "Closing Date"), by the electronic exchange of documents and signatures.

1.4 Conditions to Closing. The obligations of the Purchaser hereunder shall be expressly conditioned on the satisfaction or waiver of the following conditions:

(a) each of the Seller and the Company shall have delivered to the Purchaser a duly executed copy of this Agreement;

(b) the Company shall have delivered to the Purchaser a duly executed letter of resignation from each director, officer and employee of the Company, which letters shall be in a form satisfactory to the Purchaser;

(c) the Company shall provide written evidence satisfactory to the Purchaser that, with the exception of liabilities, if any, specifically assumed by the Purchaser, in writing on the Closing Date (collectively, the "Assumed Liabilities"), all loans, notes, debts, obligations and liabilities of the Company have been paid, settled or resolved and that no debts or obligations of the Company are due and owing by the Company to any third party;

(d) the Company shall deliver to the Purchaser certified resolutions of its board of directors approving this Agreement, finding that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interest of the stockholder of the Company, and stating that no governmental or other consents or approvals are required for the Company to or the Seller to undertake the transactions contemplated by this Agreement;

(e) the Company shall deliver to the Purchaser a notarized certificate from its Chief Executive Officer that states that: (i) all conditions to the Closing set forth in this Agreement have been satisfied; (ii) the representations and warranties of the Company are true and correct as of the date of the Closing; (iii) the

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Company has complied with all of its obligations hereunder that are required to be complied with on or before the Closing Date; and (iv) the Company has no ongoing business operations as of the date of the Closing;

(f) the Seller shall deliver to the Purchaser the original certificates for the Shares, duly endorsed to the Purchaser for transfer thereto or accompanied by stock powers required for the transfer of the Shares to the Purchaser;

(g) the Seller and the Company shall execute and deliver such other documents and perform such other acts as the Purchaser may reasonably request to carry out the purposes of this Agreement;

(h) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing or materially delaying the consummation of any of the transactions contemplated by this Agreement or subjecting any party to any damages, expense, penalty or fine; and

(i) there shall not have occurred: (i) any event resulting in a material adverse effect on business, condition (financial or otherwise), assets, liabilities or prospects of the Company; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company's capital stock, or any repurchase, redemption or other reacquisition of any shares of capital stock or other securities of the Company; (iv) any change in the Company's accounting principles, practices or methods; (v) any change in any tax election or any settlement or compromise of any tax claim or liability; or (vi) the incurrence of any debt, obligation or liability, absolute, accrued, contingent or otherwise.

1.5 Closing; Release of Consideration and the Securities.

(a) Upon full performance and satisfaction (or written waiver by the Purchaser) of all of the conditions set forth in Sections 1.3 and 1.4 above, on a date and time mutually agreed by the Purchaser, the Company and Seller, the sale of the Shares shall take place at any location mutually agreeable to such parties (the "Closing").

(b) At the Closing, the Seller shall deliver the Shares to the Purchaser and the Purchaser shall satisfy the Assumed Liabilities.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

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2.1 The Company and the Seller jointly and severally warrant and represent to the Purchaser with the intention and purpose of inducing the Purchaser to enter into this Agreement that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of India and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified to conduct its business in each other jurisdiction in which such qualification is required based on the nature of the Company's business and the ownership and operation of its assets.

(b) The Seller is the legal, record and beneficial owner of the Shares and has good, valid, legal and indefeasible title thereto, free and clear of any charge, mortgage, pledge, security interest, restriction, lien, encumbrance hypothecation, charge, restriction, option, lease or sublease, claim, right of any third party, easement, encroachment or other charges or rights of others of any kind or nature ("Liens"). Upon the delivery of the Shares to the Purchaser at the Closing, the Purchaser will acquire the beneficial and legal, valid and indefeasible title to the Shares, free and clear of all Liens. The Seller has no obligation (contingent or otherwise) to sell, transfer, convey or to purchase, redeem or otherwise acquire any shares of capital stock or other equity interest in or to the Company.

(c) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement delivered in connection herewith and to consummate the transactions contemplated hereby and thereby. The Company has duly authorized, executed and delivered this Agreement to the Purchaser. Subject only to receipt of the written consent of the Seller as a stockholder of the Company approving this Agreement and the transactions contemplated hereby, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate actions. The Company's Board of Directors has: (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to, and in the best interests of the Company's stockholders; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby; and (iii) recommended that this Agreement be approved by the stockholder of the Company. This Agreement is a valid and legally binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company requires no action by or in respect of, or filing with, or consent of, any governmental entity or any other person or entity ("Person"), and does not contravene, or constitute a default under, any provision of applicable law or of its Articles of Incorporation (or similar constituting document), Bylaws or any agreement, note, instrument, judgment, injunction, order, decree or any other document binding upon the Company.

(d) Seller is of the age of majority, not under a disability, and has the legal power, right and authority to enter into and perform this Agreement and to

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perform each of his obligations hereunder and under any agreement to be entered into in connection herewith. This Agreement and each other agreement to be entered into by the Seller in connection herewith has been duly executed and delivered by the Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the other agreements to be entered by the Seller in connection herewith requires no action by or in respect of, or filing with, or consent of, any governmental entity or any other Person, and does not contravene, or constitute a default under, any provision of applicable law or of any contract, agreement, note, instrument judgment, injunction, order, decree or any other document binding upon such Seller.

(e) As of the Closing Date, the authorized capital stock of the Company consists of: (i) 10,000 shares of Common Stock, par value ₹10.00 ("Common Stock"), all of which are issued and outstanding. The Company has issued no preferred stock or any other class of stock.

(f) No shares of capital stock of the Company have been issued other than the Shares set forth above and the Seller is the sole record and beneficial owner of all of the issued and outstanding shares of Common Stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations which provide the holders of which with the right to vote (or which are convertible into or exercisable for securities having the right to vote).

(g) The Company does not have any: (i) issued or outstanding subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of its capital stock or other equity interest; (ii) obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of capital stock or other equity interest of the Company any evidences of indebtedness or assets of the Company; (iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or other equity interest or to pay any dividend or to make any other distribution in respect thereof; or (iv) outstanding or authorized stock or equity appreciation rights, phantom stock, phantom equity or similar rights or obligations.

(h) There is no agreement, written or oral, between or among the Company and any holder(s) of securities of the Company, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag along" rights), registration under the Securities Act of 1933, as amended, or voting of the capital stock or equity interests of the Company.

(i) There is, and at all times there has been, no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or threatened against or affecting the Company or the Seller (with respect to the operation of the business of the Company), nor is there, or at any time has there been, any judgment, decree, injunction, rule or order of any governmental entity or

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arbitrator outstanding, against or affecting the Company or the Seller (with respect to the operation of the business of the Company) (the foregoing collectively referred to as "Proceedings").

(j) The Company has timely filed all tax returns required to be filed by the Company in the manner provided by law. All such tax returns are true, correct and complete in all material respects. The Company has timely paid all taxes due, whether or not shown as being due on any tax returns. All taxes that the Company is or was required by law to collect or withhold have been duly withheld or collected and paid to the proper tax authority. No audit, examination, investigation, deficiency or refund litigation or other Proceeding in respect of taxes of the Company is pending or threatened or being conducted by a tax authority, and neither the Company nor Seller has received notice of the commencement of any audit, examination, deficiency litigation or other Proceeding with respect to any such taxes.

(k) As of the date of the Closing, the Company: (i) has no employees or consultants; (ii) has no obligations or liabilities to any current or former shareholder, director, officer, employee or consultant, other than those included in the Assumed Liabilities; and (ii) owns no personal or real property having a value of more than $1,000.00.

(l) The Company conducts, and at all times has conducted, its business in compliance with all applicable laws, ordinances, regulations, judgments, orders, or licenses or permits of any governmental entity. The Company hold all permits necessary for the conduct of its business as currently conducted and is not, and any no time has been, subject to any order, decree or judgment of any governmental authority.

(m) The Company maintains policies of fire and casualty, liability and other forms of insurance covering the Company, its properties, assets and business as customary in its industry for a company of its size, a copy of each has been provided to the Purchaser All such policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy. All premiums due and payable by the Company under each such insurance policy have been paid. The Company has not made any claims under any such insurance policy.

(n) No representations or warranties by the Company or the Seller in this Agreement, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. There is no fact, known to the Company or the Seller and not disclosed to the Purchaser, which has had or would reasonably be expected to have a material adverse effect on the Company or which would be material to the Purchaser's decision to enter into and perform its obligations pursuant to this Agreement.

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(o) The Company has provided the Purchaser a copy of each contract or agreement that is material to the operation of the Company's business as currently conducted. The Company is not in default or in breach of any contract, agreement, note or other instrument to which it is a party and neither the Company nor the Seller has received any notice, written or otherwise, and the Seller has no reason to believe, that any counterparty to any contract related to the sale and distribution of Product shall will be terminated or the terms thereto renegotiated following the consummation of the transactions contemplated hereby.

(p) Other than the Seller, the Company does not have, and has never had, any employees or consultants. The Company does not have, and has never had, any employee benefit plans.

(q) The Company does not own any real property.

(r) The Company has provided to the Purchaser true and complete copies of its balance sheet, statement of operations and statement of cash flows for the years ended December 31, 2017 and 2019, and for the two (2) months ended February 28, 2019 (such statements, the "Financial Statements"). The Financials Statements were prepared in accordance with the books and records of the Company and present fairly and accurately the financial condition of the Company based on bona fide transactions effected by the Company during the respective periods reflected in the applicable Financial Statements. Other than as set forth in the Financial Statements, the Company does not have any liabilities of any nature whatsoever.

(s) The Seller has not made any representation or warranty to the Purchaser that contains a material fact or omits a material fact that makes such representation or warranty misleading.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1 The Purchaser represents and warrants to the Seller with the intention and purpose of inducing the Seller to enter into this Agreement as follows:

(a) The Purchaser has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid, binding and enforceable obligations of the Purchaser.

(b) There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or threatened against or affecting the Purchaser, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against or affecting the Purchaser that would, individually or in the aggregate, prevent, materially delay or

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materially impair the Purchaser's ability to consummate the transactions contemplated by this Agreement.

(c) The Purchaser is an "accredited investor" under the laws of the United States as defined by Rule 501 of Regulation D under the Securities Act of 1933, as amended (the Act") and is purchasing the Shares for investment in a Private Placement pursuant to Section 4(a)(2).

(d) The Purchaser is acquiring the Shares for his own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

4. COVENANTS.

4.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

4.2 Confidentiality. Seller shall not, and shall take all efforts to cause its affiliates to not to, use for itself or others, or publish, disclose or otherwise reveal divulge or use, any Confidential Information (as such term is defined below) of the Company. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, customer information, costs, pricing, materials, supplies, vendors, products, services, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans, intellectual property and other material non-public, proprietary and confidential information of the Company or relating to its business, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements.

4.3 Further Assurances. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

4.4 Certain Covenants.

(a) Non-competition. From the Closing Date until the five (5)-year anniversary thereof (such period, the "Restricted Period"), the Seller shall not, directly or indirectly, on behalf of any person, (i) own any interest in, participate in (whether as a director, officer, employee, member, agent, partner, representative or otherwise), consult with, render services for, or in, any other manner engage in any business or enterprise competing with the business of the Company (as such business is conducted or proposed to be conducted as of the Closing Date) anywhere in the

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United States or Canada or (ii) invest or hold any interest in or otherwise assist any person in connection with the acquisition of, any business or enterprise competing with the business of the Company (as such business is conducted or proposed to be conducted as of the Closing Date) anywhere in the United States or Canada.

(b) Non-solicitation. During the Restricted Period, the Seller shall not, directly or indirectly, including on behalf of any person (i)(A) encourage, solicit or induce or attempt to encourage, solicit or induce any employee or independent contractor of the Purchaser or the Company to leave the employ of, or service relationship to, any such person, or in any way interfere in a manner adverse to the Purchaser or the Company with the relationship between the Purchaser or the Company and any employee or independent contractor thereof, (B) hire any person who is, or was at any time during the eighteen (18) months prior to the date of such proposed hiring, an employee or independent contractor of the Purchaser or the Company or (C) disclose names or other information about any independent contractor or employee of the Company to any person under any circumstances that would reasonably be expected to lead to the use of such information for the purpose of recruiting or hiring such independent contractor or employee; (ii) solicit or induce or attempt to solicit or induce any customer, distributor, supplier, manufacturer, sales agent, licensee, licensor, lessee, lessor or other material business relation of the Company to cease or refrain from doing business with, or otherwise modify adversely its relationship with, the Company or in any way adversely interfere with the relationship between any business relation of the Company and the Company; or (iii) disparage to any third party or make any negative statements or communications (whether written or oral) regarding the Company, the Purchaser or any of their respective affiliates (or any of their respective directors, officers, employees, members, agents, partners, products or services).

(c) Remedies. In the event of any breach or threatened breach of the provisions of Section 4.4 (a) or (b), the Purchaser and the Company would not have an adequate remedy at law and the harm would be irreparable. Accordingly, the Purchaser, the Company and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the applicable provisions of Section 4.4(a) and (b). Any injunction shall be available without the necessity of proving damages or any requirement for the posting of any bond or other security. In the event of an alleged breach or violation by the Seller or any of such parties' respective Affiliates of Section 4.4(a) or (b) the Restricted Period will be tolled until such alleged breach or violation is resolved.

(d) Acknowledgment. The Seller expressly acknowledges that (i) during the Restricted Period, the Purchaser and the Company would be irreparably damaged if the Seller were to engage in any business competing with the businesses of Company and that any such competition by the Seller would result in a significant loss of goodwill by the Purchaser in respect of the Company for which

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money damages would be an insufficient remedy, (ii) the value of the Company's trade secrets and other Confidential Information arises in part from the fact that such information is not generally known in the marketplace, (iii) the Company's trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) the Seller has and will have such sufficient knowledge of the Company's trade secrets and other Confidential Information that, if the Seller were to compete with the Company during the Restricted Period, the Seller would cause irreparable harm to the Company for which money damages would be an insufficient remedy, (v) the covenants and agreements set forth in this Section 4.4 are additional consideration for the agreements and covenants of the Purchaser pursuant to this Agreement and were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder and the Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties thereto if the Seller breached the provisions set forth in this Section 4.4 applicable to such party and (vi) the restrictions contained in this Section 4.4 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect the Purchaser's interest in, and the value of, the Company (including the goodwill inherent therein), and the Seller is an integral part of the creation of such value.

(e) Enforcement. If, at the time of enforcement of any of the provisions of this Section 4.4, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or geographical area permitted by law, as determined by such court.

(f) Seller Release. Effective as of the Closing, the Seller, on behalf of itself and its affiliates, representatives, successors, heirs, assigns and all other persons claiming by or through the Seller, or on behalf of the Seller (such other persons, collectively, the "Seller Related Parties"), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, the Company, their respective affiliates, heirs, executors, successors and assigns, and any present or former directors, managers, officers, employees, or agents of any of the foregoing (collectively, the "Released Parties") of and from any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the "Released Claims") that such person ever had or as of the Closing Date has against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing; provided, that this release does not extend to Released Claims to enforce the terms of (or any rights or remedies under), or in connection with, any breach of this Agreement or the Employment Agreement or any of the provisions set forth herein or therein.

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4.5 Audited Financial Statements. Following the Closing, the Seller shall provide the Purchaser all information requested by the Purchaser or its accountants to prepare the audited financial statements of the Company under generally accepted accounting principles of the United States for the last two (2) fiscal years.

5. INDEMNIFICATION

5.1 Indemnification by the Seller. The Seller shall indemnify, defend and hold the Purchaser and its affiliates harmless from and in respect of losses or expenses that he may incur or suffer arising out or by reason of, in connection with or due to: (i) any breach or inaccuracy of any representation or warranty of the Company or the Seller contained in this Agreement; (ii) any breach of or noncompliance with any covenant or agreement of the Company or the Seller contained in this Agreement; (iii) any debt of the Company other than the Assumed Liabilities; (iv) any and all violation of laws, rules, regulations, codes or orders by the Company which violation(s) exist at or as of the date of the Closing; or (vi) any and all claims relating to any civil, criminal or administrative suit, action, proceeding, investigation or Proceeding, whether or not then known, due or payable, which exist at or as of the date of the Closing.

6. MISCELLANEOUS

6.1 Waiver. Any failure of any of the Seller or the Company to comply with any of their respective obligations or agreements herein contained may be waived only in writing by the Purchaser. Any failure of Purchaser to comply with any of its obligations or agreements herein contained may be waived only in writing by the Seller. No waiver granted hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if and when delivered in person or after one (1) Business Day if delivered by a nationally-recognized overnight courier and sent prepaid for next Business Day delivery to each other party hereto at the following respective addresses:

(a) If to the Seller, to Shaik Rasool at the Company's address set forth above;

(b) If to the Purchaser and/or the Company, to Anshu Bhatnagar at his address set forth above, with a simultaneous copy (which shall not constitute notice) to: Andrea Cataneo, Sheppard Mullin Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112-0015. For purposes of this Agreement, a "Business Day" is any day other than a Saturday, Sunday or Federal holiday.

6.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Maryland and each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland located in Baltimore, Maryland, or if such court does not have jurisdiction, the state courts of the State of Maryland located in Howard County for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably

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and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in Section 6.2 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by law. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. No party hereto shall be liable to the other party for incidental, special, consequential or punitive damages.

6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such copies shall constitute enforceable original documents.

6.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6 Entire Agreement. This Agreement and the Employment Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

6.7 Amendment. This Agreement may be amended or modified only by written agreement of the Seller and the Purchaser.

6.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.9 Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the

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original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.11 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

6.12 Assignment. This Agreement shall not be assignable by the Seller without the prior written consent of the Purchaser. The Purchaser, in its discretion, may transfer and assign this Agreement to an affiliate of Purchaser without the need for consent from any other party.

6.13 Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party may be entitled at law or in equity.

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SIGNATURE PAGE TO FOLLOW

For AIROBOTICS SERVICES PRIVATE LIMITED

Director

Agreed and Accepted on behalf of the Company:

AiRobotica Services Private Limited

By: ______________________ (on behalf of the Company)
Name: Shaik Rasool
Title: Chief Executive Officer/ Director
Date: 21-04-, 2019

For AIROBOTICA SERVICES PRIVATE LIMITED

SELLER:

Agreed and Accepted on behalf of Shaik Rasool

For AIROBOTICA SERVICES PRIVATE LIMITED

By: ______________________
Name: Shaik Rasool
Date: 21/04/ , 2019

Director

PURCHASER:

Agreed and Accepted on behalf of mPhase Technologies, Inc.

By: /s/ Anshu Bhatnagar
Name: Anshu Bhatnagar
Title: Chief Executive Officer
Date: 24/04/ , 2019

Exhibit A

Employment Agreement

For AIROBOTICS ... PRIVATE LIMITED

Director

Exhibit B

Sellers Performance Targets in US Dollars

3 month	6 month	9 month	12 month	Total Year 1 *
$1,056,338	$2,112,676	$3,169,014	$4,225,352	$10,563,380

15 months	18 month	21 month	24 month	Total Year 2 *
$3,169,014	$6,338,028	$9,507,042	$12,676,056	$31,690,141

* 25% discount of projections provided

For AIROBOTICA SERVICES PRIVATE LIMITED

Director